Exhibit 10.38
[Form Agreement for CEO, COO, and EVPs]
FISCAL YEAR 2010
2005 MANAGEMENT INCENTIVE PLAN
BONUS AGREEMENT
     This SYSCO CORPORATION FISCAL YEAR 2010 MANAGEMENT INCENTIVE PLAN BONUS AGREEMENT (this “Agreement”) was adopted by the Plan Committee pursuant to the First Amended and Restated Sysco Corporation 2005 Management Incentive Plan (the “Plan”) (a copy of which is attached as Exhibit 1) and agreed to by the Company and _______(“Executive”) effective June 27, 2009. This Agreement is effective for the fiscal year ending July 3, 2010 (the “Plan Year”). Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Plan.
     1. Calculation of Bonus. Subject to the further adjustments, limitations and additions provided for in the Plan and this Agreement, Executive’s bonus under this Agreement shall be equal to the product of: (i) Executive’s MIP Salary; and (B) the Table B Percentage. Notwithstanding the foregoing, Executive will be entitled to a bonus under this Agreement only if the Company achieves an Increase in Earnings per Share of at least four percent (4%) for the Plan Year and a 3-Year Average Return on Capital of at least ten percent (10%) for the three fiscal years ending with the Plan Year.
          (b) General Rules Regarding Bonus Calculation.
               (i) Consistent Accounting. In determining whether or not Executive is entitled to a bonus under this Agreement, the Company’s accounting practice and generally accepted accounting principles shall be applied on a basis consistent with prior periods, and such determination shall be based on the calculations made by the Company, approved by the Plan Compensation Committee and binding on Executive. Notwithstanding the foregoing, if there is any material change in GAAP during a Plan Year that results in a material change in accounting for the revenues or expenses of the Company the calculations of the Table B Percentage for the Plan Year (the “GAAP Change Year”) shall be made as if such change in GAAP had not occurred during the GAAP Change Year. In determining the Increase in Earnings Per Share for the Company in the year following the GAAP Change Year, the calculation shall be made after taking into account such change in GAAP. In determining the 3-Year Average Return on Capital of the Company in the year following the GAAP Change Year, the calculation shall be made as if such accounting rules were in effect for the entire calculation period.
               (ii) Maximum Bonus. Nothing contained in the Plan or this Agreement shall be construed to allow the payment of a bonus under this Agreement based on a percentage in excess of the maximum percentage set forth on Table B, attached hereto. Notwithstanding any other provision in this Agreement to the contrary, in no event shall the Executive be entitled to a bonus amount for the Plan Year in excess of 1% of the Company’s earnings before income taxes as publicly disclosed in the “Consolidated Results of Operations” section of the financial statements contained in the Company’s annual report to the Securities and Exchange Commission on Form 10-K for the Plan Year.
               (iii) Tax Law Changes. If the Internal Revenue Code is amended during the Plan Year and, as a result of such amendment(s), the effective tax rate applicable to the earnings of the Company (as described in the Income Taxes footnote to the financial statements contained in the Company’s annual report to the Securities and Exchange Commission on Form 10-K for the Plan Year) changes during the year, the calculation of Table B Percentage for such Plan Year (the “Rate Change Year”) shall be made as if such rate change had not occurred during the Rate Change Year. In determining the Increase in Earnings Per Share for the Company in the year following the Rate Change Year, the calculation shall be made after taking into account such rate change. In determining the 3-Year Average Return on Capital for the Company in the year following the Rate Change Year, the calculation shall be made as if such rate change were in effect for the entire calculation period.
     2. Extraordinary Events. If, during the Plan Year, the Company experiences an Extraordinary Event(s) that results in the Company recognizing a net after-tax gain or net after-tax income (on a consolidated basis) with respect to such Extraordinary Event(s) (“Extraordinary Income”), the Plan

Committee may reduce the Company Performance Bonus payable to Executive under this Agreement in its sole and absolute discretion; provided however, that the Plan Committee may not reduce the bonus payable to Executive under this Agreement to an amount less than the bonus Executive would have earned if the Company did not include the Extraordinary Income in the calculation of Executive’s bonus for the Plan Year.
     3. Payment. Within ninety (90) days following the end of the Plan Year, the Company shall determine and the Plan Committee shall approve the amount of any bonus earned by Executive under this Agreement. Such bonus shall be payable in the manner, at the times and in the amounts provided in the Plan.
     4. Clawback of Bonus. In accordance with the Company’s incentive payment clawback policy, in the event of a restatement of financial results (other than a restatement due to a change in accounting policy) within thirty-six (36) months of the payment of a bonus under this Agreement, if the Plan Committee determines in its sole and absolute discretion, that the bonus paid to Executive under this Agreement for the Plan Year would have been lower had it been calculated based on such restated results (the “Adjusted MIP Bonus”), then the Plan Committee shall, subject to applicable governing law, recoup from Executive, in such form and at such time as the Plan Committee determines in its sole and absolute discretion, the difference between the amount previously paid to Executive pursuant to this Agreement (without regard to amounts deferred by Executive under the Company’s executive benefit plans) and the Adjusted MIP Bonus (the “Excess Payment”). Executive hereby agrees that Executive shall promptly repay to the Company the amount of any Excess Payment received by Executive pursuant to this Agreement at the time or times and in the form determined by the Plan Committee.
     5. Definitions
          (a) For Calculations Regarding Table B:
               (i) Total Capital: – for any given fiscal year, and with respect to the Company, the sum of the following:
(A)	Stockholder’s Equity: – the average of the amounts outstanding for the Company (as determined under Section 5(c)) at the end of each fiscal quarter for which the computation is being made (quarterly average basis).

(B)	Long-Term Debt: – the average of the long-term portion of the debt of the Company (as determined under Section 5(c)) outstanding at the end of each fiscal quarter for which the computation is being made (quarterly average basis).
               (ii) Return on Capital: – the Return on Capital for the Company is expressed as a percentage and is computed by dividing the Company’s net after-tax earnings for the relevant fiscal year by the Company’s Total Capital for the relevant fiscal year.
               (iii) 3-Year Average Return on Capital: – the average Return on Capital for the Company for the three fiscal years ending with the Program Year.
               (iv) Increase in Earnings Per Share: – expressed as a percentage increase of the net after-tax fully diluted earnings per share of the Company for the year over the prior fiscal year’s net after-tax fully diluted earnings per share of the Company.
               (v) Table B Percentage: – the percentage determined from Table B attached hereto which coincides with the 3-Year Average Return on Capital and Increase in Earnings Per Share for the Company as a whole.

          (b) Extraordinary Event. The sale or exchange of an operating division or subsidiary of the Company.
          (c) Method of Calculating Quarterly Averages: — In determining the average amount outstanding of stockholders’ equity, and long-term debt under paragraphs 5(a)(i)(A) and 5(a)(i)(B), above, such averages shall be determined by dividing five (5) into the sum of the amounts outstanding of the relevant category at the end of each of the four quarters of the relevant fiscal year plus the amount outstanding of the relevant category at the beginning of the relevant fiscal year.
          (d) MIP Salary – Executive’s base salary as of the end of the Plan Year.
     6. Term of Agreement. This Agreement shall be effective only for the Plan Year.
     7. No Employment Arrangement Implied. Nothing in this Agreement or the Plan shall imply any right of employment for Executive, and except as set forth in Section 9 of the Plan with respect to a Change of Control or as otherwise determined by the Committee, in its discretion, if Executive is terminated, voluntarily or involuntarily, with or without cause, prior to the end of the Plan Year, Executive shall not be entitled to any bonus for the Plan Year regardless of whether or not such bonus had been or would have been earned in whole or in part, but any unpaid bonus earned with respect to a prior fiscal year shall not be affected.
     8. Plan Provisions shall Govern. This Agreement is subject to and governed by the Plan and in the case of any conflict between the terms of this Agreement and the contents of the Plan, the terms of the Plan will control.
     9. Governing Law. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principle of conflict of laws.
     10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
     11. Severability. Provided the other provisions of this Agreement do not frustrate the purpose and intent of the law, in the event that any portion of this Agreement shall be determined to be invalid or unenforceable to any extent, the same shall to that extent be deemed severable from this Agreement, and the invalidity or unenforceability thereof shall not affect the validity and enforceability of the remaining portion of this Agreement.
     12. Amendment and Termination. The Company may amend this Agreement at any time without the approval of Executive up to and until the day that is ninety (90) days after the beginning of the Plan Year. The Company may amend this Agreement at any time that is more than ninety (90) days after the beginning of the Plan Year without the approval of the Executive; provided however no amendments will be permitted to this Agreement that would directly or indirectly cause the compensation under this Agreement to fail to qualify as “performance based compensation” as that term is defined in Section 162(m) of the Code. Notwithstanding anything to the contrary contained in this Agreement, the Company may terminate this Agreement at any time during the Plan Year and Executive shall not be entitled to any bonus under this Agreement for the Plan Year regardless of when during the Plan Year this Agreement is terminated.
[Signatures on Following Page]

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first written above.

SYSCO CORPORATION	EXECUTIVE

By: ________________________	______________________________________________________________________
Michael C. Nichols Sr. Vice President, General Counsel and Corporate Secretary	[Name of Executive]

EXHIBIT 1
“PLAN”

TABLE B
MANAGEMENT INCENTIVE PLAN
OVERALL COMPANY PERFORMANCE

3-YR
AVG
RETURN
ON	PERCENTAGE INCREASE IN EARNINGS PER SHARE
CAPITAL	4-5%	5-6%	6-7%	7-8%	8-9%	9-10%	10-11%	11-12%	12-13%	13-14%	14-15%	15-16%	16-17%	17-18%	18-19%	19-20%	20%+
10%	20	40	60	70	80	90	100	110	120	130	140	150	160	165	170	175	180
11%	30	50	70	80	90	100	110	120	130	140	150	160	170	175	180	185	190
12%	40	60	80	90	100	110	120	130	140	150	160	170	180	185	190	195	200
13%	50	70	90	100	110	120	130	140	150	160	170	180	190	195	200	205	210
14%	60	80	100	110	120	130	140	150	160	170	180	190	200	205	210	215	220
15%	70	90	110	120	130	140	150	160	170	180	190	200	210	215	220	225	230
16%	80	100	120	130	140	150	160	170	180	190	200	210	220	225	230	235	240
17%	90	110	130	140	150	160	170	180	190	200	210	220	230	235	240	245	250
18%	100	120	140	150	160	170	180	190	200	210	220	230	240	245	250	255	260
19%	100	120	140	160	170	180	190	200	210	220	230	240	250	255	260	265	270
20%	100	120	140	160	180	190	200	210	220	230	240	250	260	265	270	275	280
21%	100	120	140	160	180	200	210	220	230	240	250	260	270	275	280	285	290
22%	100	120	140	160	180	200	220	230	240	250	260	270	280	285	290	295	300
23%	100	120	140	160	180	200	220	240	250	260	270	280	290	295	300	305	310
24%	100	120	140	160	180	200	220	240	260	270	280	290	300	305	310	315	320
25%+	100	120	140	160	180	200	220	240	260	280	290	300	310	315	320	325	330